Exhibit 16.1

March 21, 2012

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Re: Georgia-Carolina Bancshares, Inc.

Commission File Number 0-22981

Commissioners:

We have read the statements made by Georgia-Carolina Bancshares, Inc. under Item 4.01 of its Form 8-K dated March 21, 2012 and captioned “Change in Registrant's Certifying Accountant”. We agree with the statements concerning our Firm in such Form 8-K; we are not in a position to agree or disagree with other statements of Georgia-Carolina Bancshares, Inc. contained therein.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

Sincerely,

/s/ Cherry, Bekaert & Holland, L.L.P.

Cherry, Bekaert & Holland, L.L.P.